FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES THIRD QUARTER 2024
NET INCOME OF $1.04 PER SHARE AND CORE INCOME OF $1.08 PER SHARE
•Net income up 10% to $283 million versus $258 million in the prior year quarter; core income of $293 million versus $289 million in the prior year quarter. Year to date core income up 6% to a record $974 million.
•P&C core income of $346 million versus $351 million, reflects the largely offsetting impacts of higher catastrophe losses and higher investment income.
•Life & Group core loss of $9 million versus $29 million in the prior year quarter, reflects higher investment income.
•Net investment income up 13% to $626 million pretax, includes a $52 million increase from limited partnerships and common stock to $80 million and a $21 million increase from fixed income securities and other investments to $546 million.
•P&C combined ratio of 97.2%, compared with 94.3% in the prior year quarter, including 5.8 points of catastrophe loss impact compared with 4.1 points in the prior year quarter. P&C underlying combined ratio was 91.6% compared with 90.4% in the prior year quarter. P&C underlying loss ratio was 61.1% and the expense ratio was 30.2%.
•Preannounced catastrophe losses of $143 million pretax, includes $55 million for Hurricane Helene, versus $94 million in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 8% for the third quarter of 2024.
•P&C renewal premium change of +5%, consistent with the prior quarter, with written rate of +3%. Commercial renewal premium change of +8% and Specialty renewal premium change of +2%, each up 1 point from the prior quarter. International renewal premium change of +1%, down 1 point from the prior quarter.
•Book value per share of $39.72; book value per share excluding AOCI of $46.50, a 7% increase from year-end 2023 adjusting for $3.32 of dividends per share paid.
•Board of Directors declares regular quarterly cash dividend of $0.44 per share.

CHICAGO, November 4, 2024 --- CNA Financial Corporation (NYSE: CNA) today announced third quarter 2024 net income of $283 million, or $1.04 per share, versus $258 million, or $0.95 per share, in the prior year quarter. Net investment losses for the quarter were $7 million compared to $31 million in the prior year quarter. Core income for the quarter was $293 million, or $1.08 per share, versus $289 million, or $1.06 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $346 million for the third quarter of 2024, a decrease of $5 million compared to the prior year quarter driven by the largely offsetting impacts of higher catastrophe losses and higher investment income. P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 8%, driven by new business growth of 15%, retention of 85% and renewal premium change of +5%.
Our Life & Group segment produced a core loss of $9 million for the third quarter of 2024, versus core loss of $29 million in the prior year quarter. Our Corporate & Other segment produced a core loss of $44 million for the third quarter of 2024, versus $33 million in the prior year quarter.
CNA Financial declared a quarterly dividend of $0.44 per share payable December 5, 2024 to stockholders of record on November 18, 2024.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions, except per share data)	2024	2023	2024	2023
Net income	$283	$258	$938	$838
Core income (a)	293	289	974	922

Net income per diluted share	$1.04	$0.95	$3.44	$3.08
Core income per diluted share	1.08	1.06	3.57	3.39

	September 30, 2024	December 31, 2023
Book value per share	$39.72	$36.52
Book value per share excluding AOCI	46.50	46.39
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"We continue to produce excellent results with core income increasing to $293 million and our core income after nine months is a record high of $974 million. Net investment income was up 13% and the P&C all-in combined ratio was 97.2%, inclusive of pretax catastrophe losses of $143 million or 5.8 points which is consistent with our third quarter average over the last five years.
The underlying combined ratio was 91.6%, the fifteenth consecutive quarter below 92%, and included a record low underlying combined ratio of 90.7% in Commercial.
Gross written premium ex. captives was up 9%, and net written premium was up 8%, each up two points from last quarter and representing the strongest quarterly growth of the year. Renewal premium change increased by a point in the U.S. to 6% and increased by two points for Commercial excluding workers' compensation to 10%. Rate change remained stable in the U.S. at 4%.
New business grew 15%, also the highest of the year with strong contributions from Commercial and International. The overall P&C retention remained strong at 85% for the quarter.
We are very pleased with our results for the quarter with the continuation of strong renewal pricing in the lines most impacted by social inflation, which continues to exceed our loss cost trends. We remain optimistic about our abilities to capitalize on the favorable market conditions we expect to persist in many classes of business," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$2,825	$2,595	$8,964	$8,305
GWP ex. 3rd party captives change (% year over year)	9%		8%
Net written premiums	$2,360	$2,178	$7,424	$6,938
NWP change (% year over year)	8%		7%
Net earned premiums	$2,484	$2,295	$7,204	$6,662
NEP change (% year over year)	8%		8%
Underwriting gain	$68	$131	$318	$399
Net investment income	$372	$318	$1,090	$951
Core income	$346	$351	$1,098	$1,071

Loss ratio	66.7%	63.9%	64.9%	63.1%
Effect of catastrophe impacts	(5.8)	(4.1)	(4.3)	(3.2)
Effect of development-related items	0.2	0.2	0.2	—
Underlying loss ratio	61.1%	60.0%	60.8%	59.9%

Expense ratio	30.2%	30.1%	30.3%	30.6%

Combined ratio	97.2%	94.3%	95.6%	94.0%
Underlying combined ratio	91.6%	90.4%	91.5%	90.8%
•The underlying combined ratio increased 1.2 points as compared with the prior year quarter. The underlying loss ratio increased 1.1 points as compared with the prior year quarter due to increases in our Commercial and Specialty segments. The expense ratio was generally consistent with the prior year quarter, with the impact of a favorable International reinsurance acquisition related catch-up adjustment in the prior year quarter largely offset by higher net earned premiums in the current quarter.
•The combined ratio increased 2.9 points as compared with the prior year quarter which reflects an underwriting gain of $68 million compared with $131 million in the prior year quarter. Preannounced catastrophe losses were $143 million, or 5.8 points of the loss ratio in the quarter compared with $94 million, or 4.1 points of the loss ratio, for the prior year quarter. Catastrophe losses for the third quarter of 2024 include $55 million for Hurricane Helene. Favorable net prior period development improved the loss ratio by 0.2 points in the current and prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 8%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$982	$949	$2,846	$2,796
GWP ex. 3rd party captives change (% year over year)	3%		2%
Net written premiums	$862	$825	$2,511	$2,438
NWP change (% year over year)	4%		3%
Net earned premiums	$848	$829	$2,493	$2,438
NEP change (% year over year)	2%		2%

Underwriting gain	$59	$83	$195	$237

Loss ratio	60.1%	58.0%	59.3%	58.2%
Effect of catastrophe impacts	—	—	—	—
Effect of development-related items	—	0.6	0.3	0.3
Underlying loss ratio	60.1%	58.6%	59.6%	58.5%

Expense ratio	32.7%	31.8%	32.5%	31.9%

Combined ratio	93.0%	90.1%	92.1%	90.3%
Underlying combined ratio	93.0%	90.7%	92.4%	90.6%
•The underlying combined ratio increased 2.3 points as compared with the prior year quarter. The underlying loss ratio increased 1.5 points primarily driven by continued pricing pressure in management liability lines over the last several quarters. The expense ratio increased 0.9 points primarily driven by higher employee related costs.
•The combined ratio increased 2.9 points as compared with the prior year quarter. There was no net prior period development in the current quarter compared with 0.6 points of favorable development improving the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 3% and net written premiums grew 4% for the third quarter of 2024.

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$1,538	$1,340	$5,022	$4,384
GWP ex. 3rd party captives change (% year over year)	15%	%	15%
Net written premiums	$1,221	$1,071	$4,017	$3,588
NWP change (% year over year)	14%	%	12%
Net earned premiums	$1,325	$1,170	$3,774	$3,336
NEP change (% year over year)	13%	%	13%

Underwriting (loss) gain	$(3)	$13	$65	$96

Loss ratio	72.0%	68.9%	69.7%	67.0%
Effect of catastrophe impacts	(9.6)	(7.4)	(7.5)	(5.7)
Effect of development-related items	0.1	—	—	0.2
Underlying loss ratio	62.5%	61.5%	62.2%	61.5%

Expense ratio	27.7%	29.5%	28.1%	29.6%

Combined ratio	100.2%	98.9%	98.3%	97.1%
Underlying combined ratio	90.7%	91.5%	90.8%	91.6%
•The underlying combined ratio improved 0.8 points as compared with the prior year quarter, and is the lowest on record. The expense ratio improved 1.8 points, to a record low, primarily driven by net earned premium growth of 13%. The underlying loss ratio increased 1.0 point as compared with the prior year quarter driven by the continuation of elevated loss cost trends in commercial auto and mix of business.
•The combined ratio increased 1.3 points as compared with the prior year quarter. Catastrophe losses were $127 million, or 9.6 points of the loss ratio in the quarter compared with $87 million, or 7.4 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.1 point in the current quarter compared with no net prior period development in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 15% and net written premiums grew 14% for the third quarter of 2024.

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Gross written premiums	$305	$306	$1,096	$1,125
GWP change (% year over year)	—%		(3)%
Net written premiums	$277	$282	$896	$912
NWP change (% year over year)	(2)%		(2)%
Net earned premiums	$311	$296	$937	$888
NEP change (% year over year)	5%		6%

Underwriting gain	$12	$35	$58	$66

Loss ratio	62.5%	60.2%	60.6%	62.2%
Effect of catastrophe impacts	(5.1)	(2.3)	(3.0)	(2.7)
Effect of development-related items	0.7	—	0.5	(1.7)
Underlying loss ratio	58.1%	57.9%	58.1%	57.8%

Expense ratio	33.6%	28.1%	33.1%	30.3%

Combined ratio	96.1%	88.3%	93.7%	92.5%
Underlying combined ratio	91.7%	86.0%	91.2%	88.1%
•The underlying combined ratio increased 5.7 points as compared with the prior year quarter. The expense ratio increased 5.5 points primarily driven by a favorable reinsurance acquisition related catch-up adjustment in the prior year quarter and higher employee related costs in the current quarter. The underlying loss ratio increased 0.2 points as compared with the prior year quarter.
•The combined ratio increased 7.8 points as compared with the prior year quarter. Catastrophe losses were $16 million, or 5.1 points of the loss ratio in the quarter compared with $7 million, or 2.3 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.7 points in the current quarter compared with no net prior period development in the prior year quarter.
•Excluding currency fluctuations, gross written premiums were consistent with the third quarter of 2023 and net written premiums declined 1% for the third quarter of 2024.

Life & Group

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Net earned premiums	$110	$112	$329	$340
Claims, benefits and expenses	367	371	1,063	1,087
Net investment income	240	216	710	659
Core loss	(9)	(29)	(5)	(52)
Core loss improved $20 million for the third quarter of 2024 as compared with the prior year quarter primarily due to higher net investment income. Both periods are inclusive of assumption updates as a result of the annual reserve reviews.
The assumption updates in the third quarter of 2024 unfavorably impacted core loss by $5 million after-tax, which is comprised of a $15 million increase in long-term care reserves, partially offset by a $9 million reduction in structured settlement reserves.
The assumption updates in the third quarter of 2023 unfavorably impacted core loss by $2 million after-tax, which included an $8 million increase in long-term care reserves, partially offset by a $6 million reduction in structured settlement reserves.
Corporate & Other

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Insurance claims and policyholders' benefits	$16	$10	$35	$32
Interest expense	32	35	101	93
Net investment income	14	19	53	43
Core loss	(44)	(33)	(119)	(97)
Core loss increased $11 million for the third quarter of 2024 as compared with the prior year quarter primarily driven by $3 million after-tax lower amortization of the deferred gain related to the A&EP Loss Portfolio Transfer and a $3 million after-tax charge related to office consolidation. The current quarter includes a $17 million after-tax charge related to unfavorable prior year development largely associated with legacy mass tort abuse claims as compared with a $16 million after-tax charge in the prior year quarter.
Net Investment Income

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Fixed income securities and other	$546	$525	$1,627	$1,529
Limited partnership and common stock investments	80	28	226	124
Net investment income	$626	$553	$1,853	$1,653
Net investment income increased $73 million for the third quarter of 2024 as compared with the prior year quarter. The increase was driven by favorable limited partnership and common stock returns, as well as higher income from fixed income securities as a result of favorable reinvestment rates and a larger invested asset base.
Stockholders' Equity
Stockholders’ equity of $10.8 billion improved 9% from year-end 2023, primarily due to an improvement in net unrealized investment losses and net income, partially offset by dividends paid to stockholders.
Book value per share ex AOCI of $46.50 increased 7% from year-end 2023 adjusting for $3.32 of dividends per share paid. As of September 30, 2024, statutory capital and surplus for the Combined Continental Casualty Companies was $11.3 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at www.cna.com via the Investor Relations section. Remarks will include commentary from the Company's Chairman & Chief Executive Officer, Dino Robusto, and Chief Financial Officer, Scott Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio for Property & Casualty, Specialty, Commercial and International segments are set forth on pages 3, 4, 5 and 6, respectively.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.

New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
Management utilizes financial measures not in accordance with GAAP to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Net income	$283	$258	$938	$838
Less: Net investment losses	(7)	(31)	(33)	(84)
Less: Pension settlement transaction losses	(3)	—	(3)	—
Core income	$293	$289	$974	$922
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2024	2023	2024	2023
Net income per diluted share	$1.04	$0.95	$3.44	$3.08
Less: Net investment losses	(0.03)	(0.11)	(0.12)	(0.31)
Less: Pension settlement transaction losses	(0.01)	—	(0.01)	—
Core income per diluted share	$1.08	$1.06	$3.57	$3.39

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and other insurance related expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is deemed to be a non-GAAP measure that represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate profitability, before tax, of our underwriting activities, excluding the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$167	$132	$34	$333
Net investment losses, after tax	4	7	2	13
Core income	$171	$139	$36	$346
Net investment income	(157)	(183)	(32)	(372)
Non-insurance warranty (revenue) expense	(14)	—	—	(14)
Other (revenue) expense, including interest expense	12	3	(8)	7
Income tax expense on core income	47	38	16	101
Underwriting gain (loss)	59	(3)	12	68
Effect of catastrophe losses	—	127	16	143
Effect of favorable development-related items	—	—	(2)	(2)
Underlying underwriting gain	$59	$124	$26	$209

	Results for the Three Months Ended September 30, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$117	$40	$322
Net investment losses, after tax	13	16	—	29
Core income	$178	$133	$40	$351
Net investment income	(136)	(156)	(26)	(318)
Non-insurance warranty (revenue) expense	(21)	—	—	(21)
Other (revenue) expense, including interest expense	13	2	7	22
Income tax expense on core income	49	34	14	97
Underwriting gain	83	13	35	131
Effect of catastrophe losses	—	87	7	94
Effect of favorable development-related items	(5)	—	—	(5)
Underlying underwriting gain	$78	$100	$42	$220

	Results for the Nine Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$498	$436	$116	$1,050
Net investment losses, after tax	19	28	1	48
Core income	$517	$464	$117	$1,098
Net investment income	(461)	(534)	(95)	(1,090)
Non-insurance warranty (revenue) expense	(43)	—	—	(43)
Other (revenue) expense, including interest expense	40	10	(5)	45
Income tax expense on core income	142	125	41	308
Underwriting gain	195	65	58	318
Effect of catastrophe losses	—	285	28	313
Effect of favorable development-related items	(8)	—	(5)	(13)
Underlying underwriting gain	$187	$350	$81	$618

	Results for the Nine Months Ended September 30, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$487	$390	$103	$980
Net investment losses (gains), after tax	39	53	(1)	91
Core income	$526	$443	$102	$1,071
Net investment income	(407)	(470)	(74)	(951)
Non-insurance warranty (revenue) expense	(67)	—	—	(67)
Other (revenue) expense, including interest expense	39	5	2	46
Income tax expense on core income	146	118	36	300
Underwriting gain	237	96	66	399
Effect of catastrophe losses	—	190	24	214
Effect of (favorable) unfavorable development-related items	(7)	(4)	15	4
Underlying underwriting gain	$230	$282	$105	$617

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2024	December 31, 2023
Book value per share	$39.72	$36.52
Less: Per share impact of AOCI	(6.78)	(9.87)
Book value per share excluding AOCI	$46.50	$46.39
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2024	2023	2024	2023
Annualized net income	$1,132	$1,033	$1,251	$1,118
Average stockholders' equity including AOCI (a)	10,316	8,644	10,326	8,555
Return on equity	11.0%	11.9%	12.1%	13.1%

Annualized core income	$1,176	$1,154	$1,299	$1,229
Average stockholders' equity excluding AOCI (a)	12,508	12,228	12,580	12,225
Core return on equity	9.4%	9.4	10.3%	10.1%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2024 CNA. All rights reserved.

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